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                                                                    EXHIBIT 99.3

                                                                    News Release


FOR FURTHER INFORMATION:
Michael K. Kaline                   Fred Nachman
President                           Marjan Communications Inc.
248/644-7110                                312/867-1771


FOR IMMEDIATE RELEASE



MALAN REALTY INVESTORS APPOINTS JEFFREY D. LEWIS CHIEF EXECUTIVE OFFICER


         BINGHAM FARMS, MICH., SEPTEMBER 28, 2000 - The board of directors of MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that Jeffrey D. Lewis has been appointed chief executive officer effective immediately. Lewis, 54, replaces Anthony S. Gramer, who left the company in July 2000. He was elected to the company's board of directors in May 2000.

         Lewis was formerly vice president at Kennedy Associates Real Estate Counsel, Inc. (KAREC), a securities advisory firm for institutional investors, in Seattle. He was a team leader for asset management, with responsibility for managing half of the company's $3.5 billion portfolio.

         Prior to joining KAREC, Lewis was a principal investment officer at the California Public Employees' Retirement System (CalPERS), where he had general responsibility for the fund's national office portfolio of 35 properties totaling more than 15 million square feet and values of approximately $1.4 billion. During his ten-year association with CalPERS, Lewis designed and implemented an $800 million single family development financing program that has earned returns on investment in excess of 20 percent. He also served as the national practice leader for pension real estate consulting clients at Deloitte & Touche in San Francisco.

         Lewis received an MBA from Stanford University and a B.S. degree in economics from the University of Nevada, Las Vegas. He is a licensed real estate broker in California and Nevada.

         "Jeff Lewis is an accomplished real estate executive who brings valuable skills and experience to Malan," said Paul Gray, chairman of Malan's board of directors. "The board




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of directors believes this appointment is very important to our efforts to maximize value for shareholders."

         "Malan has a solid foundation and good fundamentals that need to be exploited in order to increase the value of the assets," said Lewis. "Working in tandem with the board and management, I am confident in our ability to formulate and deliver on a strategic plan designed to enhance shareholder value."

         Malan Realty Investors, Inc. owns, acquires, redevelops and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 64 properties located in 9 states that contains an aggregate of approximately 5.9 million square feet of GLA.

         News releases for Malan Realty Investors are available on the company's web site at www.malanreit.com or through Company News On-Call by fax at (800) 758-5804, ext. 114165, or www.prnewswire.com.



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